Exhibit 99.1
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2010

Great Neck, New York – December 13, 2010 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the quarter and year ended September 30, 2010. For the three months ended September 30, 2010, BRT reported total revenues of $1.88 million and a net loss of $1.17 million, or $.08 per share.  This compares with total revenues of $2.89 million and net income of $3.47 million, or $0.30 per share, for the three months ended September 30, 2009.  The weighted average number of common shares outstanding for the three months ended September 30, 2010 and 2009is 14,082,236 and 11,575,475, respectively.

For the year ended September 30, 2010, BRT reported total revenues of $8.14 million and a net loss of $8.02 million, or a net loss of $.58 per share.  For the year ended September 30, 2009, BRT reported total revenues of $12.15 million and a net loss of $47.76 million, or a net loss of $4.10 per share.  The weighted average number of common shares outstanding for the year ended September 30, 2010 and 2009 is 13,871,668 and 11,643, 972, respectively.

Commenting on the operations, Jeffrey A. Gould, President and Chief Executive Officer stated that the economic recession and the disruptions in real estate and credit markets over the past two fiscal years materially and adversely affected our business and our operating results.  On the revenue side, he noted “we were adversely affected primarily by a significant decrease in the average balance of performing loans outstanding caused by an increase in non-performing loans. On the expense side operating results were adversely affected primarily by loan loss provisions, impairment charges and foreclosure related professional fees.”

Further commenting on operations, Mr. Gould stated as follows: “In the latter part of our 2010 fiscal year and first two months of our 2011 fiscal year, we have experienced a more positive lending environment.  Comparing the immediately preceding quarter ending June 30, 2010 to the quarter ending September 30, 2010, the progress we have made in resolving our problems and refocusing on our primary lending business is apparent.  As compared to the preceding quarter, the current quarter reflects an increase in interest income, loan fee income and operating income from real estate owned, with no additional loan loss provisions or impairment charges, although our foreclosure related professional fees increased as we actively litigate in bankruptcy court against the borrower of one defaulted loan.  Our net loss decreased from the June 30, 2010 quarter to the September 30, 2010 quarter by $1.8 million to $1.17 million.  In addition in the first two months of the 2011 fiscal year, we originated a total of $24.5 million of mortgage loans as compared to $4.2 million and $2.6 million originated in the last two quarters of fiscal 2010.  “Our immediate challenge, Mr. Gould noted, is to originate more quality loans and complete the court proceedings related to three outstanding non-performing loans, which aggregate of $35.1 million.

Specifically commenting on the results of operations for the three months and year end September 30, 2010, Mr. Gould pointed out the following:

Three Month Ended September 30, 2010 Compared to Three Month Ended September 30, 2009.

•
Total revenues decreased by $1 million, or 36%, quarter-over-quarter primarily due to a $30.3 million decline in the average balance of outstanding performing loans and a decline in the outstanding balance of purchase mortgages due to payoffs.  Offsetting this decrease is a $177,000 increase in operating income on real estate owned, primarily the result of increased rental revenues derived from our Newark properties.

•
Total expenses decreased by $454,000, or 12%, quarter-over-quarter reflecting decreases in interest on borrowed funds, the advisor’s fee, loan loss provisions, general and administrative expenses and operating expenses relating to real estate owned.  The quarter, however, reflects a $146,000 increase in foreclosure related professional fees due to a litigation involving a bankruptcy filing by one of our borrowers.

•
Discontinued operations, which represents the operations, impairment charges and gains on the sale of assets held for sale, decreased from a loss of $2,736,000 in the three months ended September 30, 2009 to income of $13,000 in the three months ending September 30, 2010.  The loss in the three months ended September 30, 2009 is primarily attributable to impairment charges of $4,213,000 and a loss from operations of $435,000, offset by a gain on sale of real estate assets of $1,912,000.

Year Ended September 30, 2010 Compared to the Year Ended September 30, 2009.

•
Revenues declined $4,019,000, or 33%, primarily the result of a decline of $57.6 million in the average balance of performing loans outstanding.  Offsetting this decline was an increase of $1.7 million in rental revenues from real estate properties, primarily from our Newark properties, and a $365,000 recovery on previously provided loan loss allowances.

•
Total expenses declined by $16.5 million, or 45%, due primarily to a $13.9 million decrease in loan loss provisions.  The Trust also benefited from declines in interest expense, the advisor’s fee, foreclosure related professional fees and general and administrative expenses.  The year ending September 30, 2009 included an expense of $685,000 for fees related to restructuring our outstanding junior subordinated notes.  Partially offsetting these expense declines year-over-year was an increase in impairment charges resulting primarily from an additional reserve taken against an undeveloped parcel owned by the Trust.

•
Discontinued operations, which represents the operations, impairment charges and gains on sale of assets held for sale, increased from a loss of $29.1 million in the year ended September 30, 2009 to income of $590,000 in the year ended September 30, 2010.  The change is primarily attributable to the inclusion in the year ending September 30, 2009 of impairment charges of $29.8 million and a loss from operations of $1.5 million, offset by a net gain on asset sales of $2.2 million.  For the year ended September 30, 2010, the Trust reported impairment charges of $745,000 and a loss from operations of $602,000, offset by a gain of $1.9 million from the sale of real estate assets.

In conclusion, Mr. Gould commented that “although in the current economic environment there are no assurances that our business will continue the recent positive trend, we are somewhat optimistic based upon the current level of interest in our short-term lending product.”

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to a more positive lending environment and the recent positive trend in, and optimism concerning, BRT’s business.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our reengagement in originating senior short-term loans and our activity in lending in the New Year, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	(Unaudited)		(Audited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest and fees on loans	$933	$2,070	$3,877	$9,710
Rental revenue from real estate properties	812	635	3,422	1,718
Other revenues	137	189	836	726
Total revenues	1,882	2,894	8,135	12,154

Interest - borrowed funds	201	710	1,773	4,435
Provision for loan loss	-	(420)	3,165	17,110
Impairment Charges	-	-	2,625	1,272
General and administrative expenses	1,482	1,712	6,063	7,045
Operating expenses on real estate properties	804	997	3,866	2,361
Other expenses	783	725	2,352	4,106
Total expenses	3,270	3,724	19,844	36,329

Total revenues less total expenses	(1,388)	(830)	(11,709)	(24,175)

Equity in earnings (loss) of unconsolidated ventures	53	(808)	196	(2,791)
Gain on sale of joint venture interests	-	-	-	271
Gain on sale of available-for-sale securities	-	924	1,586	1,016
Gain on early extinguishment of debt	-	6,443	-	6,443
Loss from continuing operations	(1,335)	5,729	(9,927)	(19,236)

Discontinued operations:
Loss from operations	(7)	(435)	(602)	(1,549)
Impairment Charges	-	(4,213)	(745)	(29,774)
Gain on sale of real estate assets	20	1,912	1,937	2,199
Income (loss) from discontinued operations	13	(2,736)	590	(29,124)

Net loss	(1,322)	2,993	(9,337)	(48,360)

Less: net loss attributable to noncontrolling interest	156	474	1,322	605

Net loss attributable to common shareholders	$(1,166)	$3,467	$(8,015)	$(47,755)

Basic and diltued per share amounts attributable to common shareholders:

Loss from continuing operations	$(0.08)	$0.54	$(0.62)	$(1.60)
Income (loss) from discontinued operations	0.00	(0.24)	0.04	(2.50)
Basic and diluted loss per share	$(0.08)	$0.30	$(0.58)	$(4.10)

Amounts attributable to BRT Realty Trust
Loss from continuing operations	$(1,179)	$6,203	$(8,605)	$(18,631)
Income (loss) from discontinued operations	13	(2,736)	590	(29,124)
Net loss	$(1,166)	$3,467	$(8,015)	$(47,755)

Cash distribution per share	$-	$0.12	$-	$0.12
Stock distribution per share	-	1.03	-	1.03
Total distribution per common share	$-	$1.15	$-	$1.15

Weighted average number of common shares outstanding:
Basic and diluted	14,082,236	11,575,475	13,871,668	11,643,972

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